UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

Amendment No. 2

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): September 3, 2010

Z3 Enterprises, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-53443	75-3076597
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

7322 S. Rainbow Blvd.

Suite 194

Las Vegas, NV 89139

(Address of principal executive offices, including zip code)

(702) 508-9255

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

___  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

___ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

____Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

____Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

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Explanatory Note

Z3 Enterprises, Inc. (the “Company”) is filing this Amendment No. 2 on Form 8-K/A (the “Amendment”) to amend and restate the disclosures contained in (i) the Form 8-K filed on January  27, 2011 and (ii) the Form 8-K/A filed on March 8, 2011 (together, the “Previous Filings”). The Company is filing this Amendment in response to comments by the staff of the Securities and Exchange Commission and to correct inadequate and inaccurate disclosure contained in the Previous Filings.

 Item 5.01   Change in Shell Company Status

On September 3, 2010, the Company and Phoenix Productions and Entertainment Group, LLC. (“Phoenix”) entered into a Joint Venture Agreement for the production and distribution of television, feature films, and other entertainment projects.

Pursuant to the Joint Venture Agreement, Phoenix agreed to provide Company with a minimum of $10 Million in loans, lines of credit, or investments to fund the production, distribution and implementation of entertainment projects. The funds provided by Phoenix are for the exclusive use and benefit of Company.

As consideration for funds provided, Phoenix will receive the loan principal or investment plus an interest payment of five percent upon receipt of revenues by Company. Phoenix may also convert any loans or lines of credit provided by the agreement into Company common stock at a price of $2.50 per share prior to December 31, 2010 and $3.50 per share thereafter.

After return of Phoenix’s principal or conversion of the principal into Company common stock, the profits of each project shall be split equally after reimbursement of the Company’s expenses. The equal profit distribution shall continue for the entire life of the project(s) as well as all future distribution in any existing media or new media not yet invented.

Control and management of the joint venture’s projects will rest exclusively with Company.

The foregoing summary of the Joint Venture Agreement and the transaction contemplated thereby is qualified in its entirety by the Joint Venture Agreement, filed as Exhibit 1.1 to the Current Report on Form 8-K filed with the SEC on September 9, 2010, and is incorporated herein by reference.

Upon entering into the Joint Venture Agreement, the Company began active operations and ceased to be a shell company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	June 30, 2011

Z3 Enterprises, Inc.
(Registrant)

/s/ Ross Giles
Ross Giles, President

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